UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            February 7, 2017

EASTSIDE DISTILLING, INC.

 (Exact name of registrant as specified in its charter)

Nevada	000-54959	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1805 SE Martin Luther King Jr Blvd.	97214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

As a result of alleged claims raised by Eastside Distilling, Inc. (the “Company”), on February 7, 2017, the Company entered into a Lease Termination Agreement with PJM BLDG. II LLC dated as of January 31, 2017 (the “Termination Agreement”), the landlord of its current headquarters and production facilities located at 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon. The Termination Agreement provides that the original lease agreement dated July 17, 2014 (the “Lease”) will terminate on June 30, 2017 rather than October 30, 2020, while otherwise retaining the material terms and conditions of the Lease for its duration. The Termination Agreement also releases the landlord from any potential liability for alleged claims made (and by the Termination Agreement, withdrawn) by the Company against the landlord under the Lease, provided that the landlord complies with all of the terms of the Lease for the remainder of the shortened term.

In as much as the early termination of the Lease was instigated at the Company’s request, it is already in the process of evaluating potential new facilities in the Portland area. The Company anticipates relocating to new facilities that will be sufficient to maintain its current production capacity and without disruption to its ongoing operations.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)       Exhibits.

11.1        Lease Termination Agreement made as of January 31, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTSIDE DISTILLING, INC.

(Registrant)

Date: February 10, 2017	By:	/s/ Grover T. Wickersham
Grover T. Wickersham
CEO

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